Exhibit 8.3

________, 2004

QLT Inc.
887 Great Northern Way
Vancouver, BC
Canada V5T 4T5

Dear Sirs/Mesdames:

Re:	QLT Inc. Registration Statement on Form S-4

We have acted as counsel to QLT Inc., a company existing under the Business Corporations Act (British Columbia) (the “Company”), in connection with the Registration Statement on From S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of June 14, 2004 among the Company, Aspen Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Atrix, Laboratories Inc., a Delaware corporation (“Atrix”) (the “Merger Agreement”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time”. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and Merger Agreement, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

_______, 2004

In giving this opinion, we have also assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iii) any representations made in the Merger Agreement “to the knowledge of”, or based on the belief of the Company, Merger Sub or Atrix or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to an including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

We are qualified to express opinions only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein.

Our opinion is based on the Income Tax Act (Canada), as amended (the “ITA”) and the regulations under the ITA, all specific proposals to amend the ITA and the regulations publicly announced by the Minister of Finance prior to the date of this opinion and the current published administrative and assessing practices of the Canada Revenue Agency. If there is any subsequent change in such law, regulations, proposals or practices or if there are subsequently any new applicable administrative or assessing practices, this opinion may become inapplicable.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the discussion contained in the Registration Statement under the caption “The Merger – Material Canadian Federal Income Tax Consequences of the Merger” constitutes, in all material respects, an accurate summary of the Canadian federal income tax matters described therein.

We express our opinion herein only as to those matters of Canadian federal income taxation specifically set forth under the caption “The Merger – Material Canadian Federal Income Tax Consequences of the Merger” in the Registration Statement and no opinion should be inferred as to the tax consequences of the Merger under any provincial, state, local or foreign law, or with respect to other area of Canadian federal taxation.

We hereby consent to the filing of this opinion as Exhibit 8.3 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is addressed to you for your sole benefit in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose or relied upon by,

_______, 2004

or furnished to, any other person, firm or corporation, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without our prior written consent.

Yours truly,